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                                 Exhibit 21.1

                        Subsidiaries of the Registrant

     There are currently no subsidiaries of Port Financial Corp. (the "Registrant"). Following the conversion of Cambridgeport Mutual Holding Company (the "MHC") from a Massachusetts mutual holding company into a Massachusetts stock holding company, the Registrant will have two wholly-owned subsidiaries:
Cambridgeport Bank, a Massachusetts-chartered stock savings bank; and Brighton Investments Corp., a Massachusetts securities corporation.